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   FORM 4
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[ ] Check this box if no                   U.S. SECURITIES AND EXCHANGE COMMISSION                      -------------------------
    longer subject to                              Washington, D.C. 20549                                      OMB APPROVAL
    Section 16. Form 4 or                                                                                -------------------------
    Form 5 obligations                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   OMB Number:  3235-0287
    may continue. See                                                                                   Expires: September 30, 1998
    Instruction 1(b).                                                                                   Estimated average burden
                                                                                                        hours per response .. 0.5
 (Print or Type Responses)                                                                              -------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                       Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                          Issuer
  Cutts,      Joseph                       Electronics For Imaging, Inc. (EFII)                  (Check all applicable)
---------------------------------------   --------------------------------------------    __ Director      __ 10% Owner
  (Last)     (First)     (Middle)         3. IRS or Social        4. Statement for         X Officer       __ Other (specify below)
                                             Security of Reporting   Month/Year           (give title below)
303 Velocity Way                             Person, if an entity   May 2000             Chief Financial Officer
Foster City, CA 94404                        (Voluntary)          --------------------  -------------------------------------------
---------------------------------------                           5. If Amendment,      7. Individual or Joint/Group Reporting
             (Street)          (Zip)                                 Date of original       X Form Filed by One Reporting Person
                                                                     (Month/Year)          __ Form Filed by More than One Reporting
                                                                                              Person
Attn: Stock Services                                                                             (Check all applicable)
---------------------------------------   ----------------------- --------------------  -------------------------------------------
  (City)     (State)       (Zip)                 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security                      2. Trans-    3. Trans   4. Securities Acquired (A)   5. Amount of   6. Owner-   7. Nature
     (Instr. 3)                              action       action     or Disposed of (D)           Securities     ship        of In-
                                             Date         Code       (Instr. 3, 4, and 5)         Beneficially   Form;       direct
                                                          (Instr.                                 Owned at       Direct      Bene-
                                                          8)                                      End of         (D) or      ficial
                                             (Month/                                              Issuer's                   Owner-
                                             Day/                                                 Fiscal         Indirect    ship
                                             Year)                  -------------------------     Year             (I)       (Instr.
                                                                                (A)               (Instr. 3      (Instr. 4)   4)
                                                                                 or               and 4)
                                                          Code    V   Amount    (D)     Price
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).              Page 1 of 2 pages    SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (continued)
                             Table II-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of Derivative 2. Conver-  3. Trans- 4. Trans-  5. Number   6. Date     7. Title   8. Price  9.Number 10. Owner- 11. Nature
   Security (Instr. 3)    sion or     action    action     of Deri-    Exer-       and        of       of         ship       of
                          Exercise    Date      Code       vative      cisable     Amount     Deri-    deriv-     Form of    Indir-
                          Price of              (Inst.8)   Secur-      and         of         vative   ative      Deriv-     ect
                          Deri-       (Month/              ities       Expiration  Underl-    Secur-   Secur-     ative      Benef-
                          vative      Day/                 Acquired    Date        ying       ity      ities      Security   icial
                          Security    Year)                (A) or      (Month/     Secur-     (Instr.  Bene-      Direct     Owner-
                                                           Disposed    Day/        ities      5)       fically    (D) or     ship
                                                           of (D)      Year)       (Instr.             Owned      Indirect   (Instr.
                                                           (Instr.                 3 and 4)            at End     (I)        4)
                                                           3, 4,                                       of         (Instr. 4)
                                                           and 5)                                      Month
                                                                                                       (Instr. 4)
                                              Code  V    (A)   (D) Date  Expir         Amount or
                                                                   Exer- ation   Title Number of
                                                                   cis-   Date         Shares
                                                                   able
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Explanation of Responses:

** International misstatements or ommissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: file three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                      /s/ Joseph Cutts                   06/08/00
                                                                                      ________________________________   _________
                                                                                      ** Signature of Reporting Person     Date